Exhibit 99.1

Media Contact:	Investor Contact:
Eliza Schleifstein	Greg S. Lea
Argot Partners	Chief Financial Officer
973-361-1546	EnteroMedics Inc.
eliza@argotpartners.com	(651) 789-2860
glea@enteromedics.com

EnteroMedics Reports Fourth Quarter 2015 Financial Results

Company to Host Conference Call Today, February 17, 2016, at 11:00 AM ET

ST. PAUL, Minnesota, February 17, 2016 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced financial results for the three and twelve months ended December 31, 2015.

“EnteroMedics is implementing a number of key strategies focused on direct-to-patient marketing, recruitment of opinion leaders and top centers, including vBloc Institutes, as well as reimbursement and coverage activities that we believe will make 2016 a transformative year for the Company,” said Dan Gladney, Chief Executive Officer of EnteroMedics. “Early efforts from this strategy are bearing fruit, including rapid growth in patient leads within key self-pay markets and the recent decision by a vBloc Institute, Winthrop-University Hospital, to cover the vBloc procedure for its nearly 8,000 eligible employees and their spouses.”

Mr. Gladney continued: “Together with a team of newly appointed, deeply experienced commercial team members, including Paul Hickey, Nick Ansari, and Peter DeLange, we look forward to building on this multi-faceted strategy to highlight the unique value proposition of vBloc as a patient-friendly treatment for obesity to a growing audience of patients, centers and insurers.”

Financial Results

For the three months ended December 31, 2015, the Company reported sales of $149,000 with gross profits totaling $78,000. The Company reported a net loss of $6.8 million, or $0.95 per share, including selling, general and administrative expenses of $5.9 million and research and development expenses of $1.7 million.

For the full year ended December 31, 2015, the Company reported sales of $292,000 with gross profits totaling $167,000. For the full year ended December 31, 2015, the Company reported a net loss of

$25.5 million, or $4.27 per share. Operating expenses were primarily associated with commercialization of the Company’s vBloc® Neurometabolic Therapy, including marketing and reimbursement activities, the cost of supporting multiple ongoing clinical trials, and the continued development of vBloc Therapy.

On December 31, 2015, the Company’s cash, cash equivalents and short-term investments totaled $7.9 million. This total includes the first tranche proceeds of $1.5 million received on November 9, 2015 from the $25.0 million Senior Amortizing Convertible Notes (the “Notes”). Subsequent to the close of the quarter, on January 13, 2016, the Company announced that the second tranche of the Notes had closed, for proceeds of $11.0 million. The third and final tranche, when funded, will provide proceeds of $12.5 million. The Notes are payable in monthly installments, accrue interest at a rate of 7.0% per annum from the date of issuance and will mature 24 months after the initial closing.

“Resources from our recent sale of convertible notes provide critical runway for the scale up of our commercial activities and subsequent sales growth,” said Greg S. Lea, Chief Financial Officer and Chief Compliance Officer. “Further, we expect our capital structure to simplify throughout 2016 with the expiration of a large percentage of outstanding warrants. Adding to a focused commercial strategy, we believe a strong balance sheet, simplified capital structure and continued, careful expense management, position us well for future value creation.”

Conference Call Details

The fourth quarter conference call may be accessed by dialing (877) 280-7473 (U.S. and Canada) or (707) 287-9370 (international), and entering passcode 45317993. A replay of the call will be available from February 17, 2016 at 2:00 PM Eastern Time through February 24, 2016 at 11:59 PM Eastern Time by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international) and entering passcode 45317993.

To access the live webcast, visit the events page of the investor relations section of EnteroMedics’ website at www.enteromedics.com. A replay of the webcast will be available immediately after the conference call.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. vBloc® Neurometabolic Therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics’ Maestro Rechargeable System has received U.S. Food and Drug Administration approval, CE Mark and is listed on the Australian Register of Therapeutic Goods.

Information about the Maestro® Rechargeable System and vBloc® Neurometabolic Therapy

You should not have an implanted Maestro Rechargeable System if you have cirrhosis of the liver, high blood pressure in the veins of the liver, enlarged veins in your esophagus or a significant hiatal hernia of the stomach; if you need magnetic resonance imaging (MRI); if you have a permanently implanted, electrical medical device; or if you need a diathermy procedure using heat. The most common related adverse events that were experienced during clinical study of the Maestro Rechargeable System included pain, heartburn, nausea, difficulty swallowing, belching, wound redness or irritation, and constipation.

Talk with your doctor about the full risks and benefits of vBloc Therapy and the Maestro Rechargeable System. For additional prescribing information, please visit www.enteromedics.com.

If you are interested in learning more about vBloc Therapy, please visit www.vbloc.com or call 1-800-MY-VBLOC.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial sales experience with our Maestro® Rechargeable System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and vBloc® Neurometabolic Therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 13, 2015. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

(See attached tables)

ENTEROMEDICS INC.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Sales	$149	$—	$292	$—
Cost of goods sold	71	—	125	—

Gross profit	78	—	167	—

Operating expenses:
Selling, general and administrative	5,940	3,073	19,892	14,562
Research and development	1,690	3,014	8,142	11,031

Total operating expenses	7,630	6,087	28,034	25,593

Operating loss	(7,552)	(6,087)	(27,867)	(25,593)
Other income (expense), net	781	(94)	2,368	(536)

Net loss	$(6,771)	$(6,181)	$(25,499)	$(26,129)

Net loss per share - basic and diluted	$(0.95)	$(1.34)	$(4.27)	$(5.78)

Shares used to compute basic and diluted net loss per share*	7,105	4,614	5,970	4,524

*	Adjusted for 1-for-15 reverse stock split effective January 6, 2016

ENTEROMEDICS INC.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	December 31,	December 31,
	2015	2014
ASSETS
Cash, cash equivalents and short-term investments	$7,927	$11,619
Inventory	1,686	981
Prepaid expenses and other current assets	889	424
Property and equipment, net	326	482
Other assets	759	880

Total assets	$11,587	$14,386

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$172	$399
Debt	1,267	2,976
Other liabilities	6,475	4,347

Total liabilities	7,914	7,722
Stockholders’ equity	3,673	6,664

Total liabilities and stockholders’ equity	$11,587	$14,386